U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 17, 2012

AMERICAN SCIENCE AND ENGINEERING, INC.

(Exact Name Of Registrant As Specified In Its Charter)

MASSACHUSETTS

(State or Other Jurisdiction of Incorporation)

1-6549	04-2240991
(Commission File Number)	(I.R.S. Employer Identification No.)

829 MIDDLESEX TURNPIKE, BILLERICA, MASSACHUSETTS	01821
(Address of Principal Executive Offices)	(Zip Code)

(978) 262-8700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(b), (e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2012, American Science and Engineering, Inc. (the “Company”) announced that Anthony R. Fabiano, President and CEO, has notified the Board of Directors of his intention to retire from the Company.  His retirement will follow a transition period that is expected to run through not later than June 30, 2013.  Mr. Fabiano will continue to serve as President and Chief Executive Officer until his successor is appointed by the Company’s board of directors, at which time he will also resign as a director of the Company.  In connection with his retirement, the Company and Mr. Fabiano have executed an Amendment (“the Amendment”) to Mr. Fabiano’s existing employment agreement (the “Original Agreement”), previously filed as Exhibit 10.22 to the Company’s Annual Report on Form 10-K for the year ended March 31, 2011.  The terms of the Amendment call for cash payments in the following amounts: (i) $250,000 for non-compete, confidentiality and assignment of IP obligations, payable in 24 monthly installments commencing upon termination of employment, (ii) a maximum of $773,619 in connection with the successful completion of various predetermined goals and (iii) $450,000 for six months of consulting services, payable in six monthly installments, commencing upon termination of employment.  So long as he continues as an employee of the Company, Mr. Fabiano will continue to receive salary, bonus and benefits as provided in the Original Agreement.  In addition, upon expiration of COBRA benefits following termination of his employment, Mr. Fabiano may receive up to $30,000 to be applied to future medical insurance payments.

Except as described in the preceding paragraph, the Original Agreement remains in effect.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 20, 2012	AMERICAN SCIENCE AND ENGINEERING, INC.

	By:	/s/ John B. De Luca
John B. De Luca
Vice President and General Counsel